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                                                                   Exhibit 13(a)


                               PURCHASE AGREEMENT


         GW Sierra Trust Funds (the "Company"), a Massachusetts Business Trust, and Shearson Lehman Hutton, Inc. ("Shearson") a Delaware Corporation, hereby agree as follows:

         1. The Company hereby offers Shearson and Shearson hereby purchases 20,000 shares in the Company's GW Global Income Money Market Fund, 10,000 shares in the Company's GW U.S. Government Money Market Fund, 10,000 shares in the Company's GW California Municipal Money Market Fund, all at $1.00 per share, and 2,000 shares (at $10.00 per share) in each of the Company's GW U.S. Government Securities Fund, GW California Municipal Income Fund and GW Growth and Income Fund. Shearson hereby acknowledges receipt of a purchase confirmation reflecting the purchase of 46,000 shares, and the Company hereby acknowledges receipt from Shearson of funds in the amount of $100,000 in full payment for the shares.

         2. Shearson represents and warrants to the Company that the shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. Shearson agrees that if it or any direct or indirect transferee of any of the shares redeems any of the shares prior to the fifth anniversary of the date the Company begins its investment activities, Shearson will pay to the Company an amount equal to the number resulting from multiplying the Company's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by Shearson or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 10th day of July, 1989.

                                        GW SIERRA TRUST FUNDS

Attest:


     /s/ FRANCES SIU                    By:      /s/ DAVID LEE
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(SEAL)                                  SHEARSON LEHMAN HUTTON, INC.


Attest:


      /s/ [SIG]                         By:     /s/ [SIG]
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